EXHIBIT 10.01

Agreement

between

Thomas Huben

- “Employee”

and

Versant GmbH, Wiesenkamp 22b, 22359 Hamburg

-                    “Employer”

1.  The parties agree that the employment contract between them will terminate as of 2 December 2008 at the instigation of Employer.

2.  The parties agree that the Employee was compensated in kind for all rights to holiday leave for 2008 and that the terms of employment were properly settled up to the end of the contract.

3.  Employee is obliged to serve as consultant and to be available to Employer to hand over his work, to convey information and to support other persons employed by Employer in carrying out that work for a total of 20 work days up until and no later than 31 March 2009.  Employee is not subject to supervision or specific instructions from Employer regarding location, time and content of his work. In compensation Employee will receive a flat-rate payment in the amount of € 16,000 (net), plus applicable sales tax. Payment is due immediately upon receipt of Employee’s invoice. Employee is solely responsible for the reporting and payment of any taxes or social benefits.

4.  Employer will make a severance payment to Employee for the loss of his job in accordance with the §§ 9, 10 KSchG in the amount of € 200,000 (gross), which is due upon Employee’s termination.

5.  Employer will provide Employee with a professionally-prepared letter of reference.

6.  Employee is obliged to keep confidential all business and company secrets revealed to him during his employment even after the termination of his employment contract.

7.  Employee had the opportunity to inform himself of all the legal consequences of this Agreement with regard to social security regulations. Employer cannot be held liable for any such consequences.

8.  The parties agree that upon the fulfillment of this Agreement, all claims of each party against the other are settled and satisfied.

Hamburg, 2 December 2008

Employee	Employer